Exhibit (i)(7)

December 27, 2018

Natixis Funds Trust I

888 Boylston Street

Boston, Massachusetts 02116

Ladies and Gentlemen:

We are counsel to Natixis Funds Trust I (the “Trust”). You have informed us that you propose to register under the Securities Act of 1933, as amended (the “Act”), and to offer and to sell from time to time shares of beneficial interest (the “Shares”) of Mirova International Sustainable Equity Fund (the “Fund”), a series of the Trust.

We have examined the Trust’s Agreement and Declaration of Trust on file at the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration of Trust”) and the Trust’s By-Laws, both as amended to date, and are familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. We have also examined such other documents as we deem necessary for the purpose of this opinion.

We assume that upon the issuance and sale of the Shares, the Trust will receive the net asset value thereof.

Based on the foregoing, we are of the opinion that:

1.        The Trust is a duly organized and validly existing unincorporated association under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2.        Upon the original issue and sale of any such authorized but unissued Shares, the Shares so issued will be validly issued, fully paid and, except as noted in the paragraph below, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for obligations of any note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust and requires that notice of such disclaimer be given in each such instrument entered into or executed by the Trust or its trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his or her being or having been such a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares of the Fund for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your registration statement on Form N-1A relating to such offering and sale.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP